OYO GEOSPACE News Release

7007 Pinemont Drive

Houston, Texas 77040 USA

Contact:

Gary D. Owens

Chairman, President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

OYO GEOSPACE REPORTS FISCAL YEAR 2012 SECOND QUARTER RESULTS

Company Receives New $13.6 Million Wireless Order from Dawson Geophysical

Houston, Texas - May 3, 2012 - OYO Geospace (NASDAQ: OYOG) today announced net income of $11.4 million, or $1.78 per diluted share, on revenues of $56.2 million for its quarter ended March 31, 2012. This compares with net income of $8.7 million, or $1.38 per diluted share, on revenues of $50.7 million in the comparable quarter last year.

For the six months ended March 31, 2012, OYO Geospace recorded revenues of $99.5 million and net income of $20.1 million, or $3.13 per diluted share. For the comparable period last year, the company recorded revenues of $93.8 million and net income of $16.9 million, or $2.70 per diluted share.

"We are very pleased with the company's performance in the second quarter ended March 31, 2012. We reported record levels of sales and net income in the second quarter, driven by robust sales of most products including our wireless data acquisition systems. For the quarter ended March 31, 2012, we reported wireless product revenues of $21.5 million, compared to $17.7 million of revenues in the first quarter of fiscal year 2012 and $16.2 million of revenues in the second quarter of fiscal year 2011. During the second quarter, we delivered almost 18,000 wireless channels to six different customers, including 14,200 channels sold to Tidelands Geophysical, our largest wireless sale to date. Since the introduction of our wireless technology in fiscal year 2008 and through March 31, 2012, we have sold over 114,000 wireless channels and have increased our rental fleet of wireless equipment to 55,000 channels. In April, we announced the receipt of a $14.0 million order from Tidelands Geophysical for 13,000 single-channel units and related equipment, which we expect to deliver in our third fiscal quarter ending June 30, 2012. In addition, we recently received a $13.6 million purchase order from Dawson Geophysical for 8,000 single-channel wireless units and 3,000 three-channel wireless units, together totaling 17,000 wireless recording channels which we also expect to deliver in the third quarter. Upon delivery of this order to Dawson Geophysical, it will own more than 61,000 channels of our wireless technology," said Gary D. Owens, OYO Geospace's Chairman, President and CEO.

"We also saw revenue momentum build in our other key product categories. For the quarter, we reported traditional seismic exploration product revenues of $22.2 million, representing a 59% increase from the first quarter, and a 2% increase compared to the second quarter of fiscal year 2011. For the second consecutive quarter, the company reported an above-average revenue contribution from our seismic reservoir products. For the six months ended March 31, 2012, our reservoir product revenues are slightly outperforming the strong pace set by these products last year."

"Our non-seismic industrial and thermal solution products generated revenues of $7.3 million for the second quarter, representing a revenue increase of 26% from the first quarter and a 28% increase from the second quarter of fiscal year 2011. Our non-seismic products are on a record pace for the year."

"We have initiated production of the $14.9 million permanent reservoir monitoring system ordered by Shell Brasil Petroleo Ltda which is planned for installation in the BC-10 Field off the coast of Brazil. We expect to recognize revenue from the sale of this system in the first quarter of fiscal year 2013. We continue to be in discussions with other deepwater oil and gas field operators for both permanent and retrievable reservoir monitoring systems."

"We concluded the second quarter with $49.1 million of cash/short-term investments, no long-term debt and total liquidity of $72.1 million, which includes borrowing availability under our bank line of credit. Our backlog, including the orders discussed above, and quoting opportunities remain strong. We continue to believe the company is well positioned for the challenges and opportunities ahead."

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding timing of and demand for orders for our products and our ability to meet future demand and needs of our customers, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading "Risk Factors" and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors.

M O R E

OYO GEOSPACE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011

Sales	$ 56,233	$ 50,696	$ 99,514	$ 93,797
Cost of sales	31,173	29,012	53,796	53,020
Gross profit	25,060	21,684	45,718	40,777

Operating expenses:
Selling, general and administrative	4,911	5,308	9,646	9,750
Research and development	3,509	3,225	6,398	6,165
Bad debt expense	168	103	604	33
Total operating expenses	8,588	8,636	16,648	15,948

Gain on disposal of equipment	--	--	--	16

Income from operations	16,472	13,048	29,070	24,845

Other income (expense):
Interest expense	(43)	--	(43)	(43)
Interest income	176	67	443	129
Foreign exchange gains (losses)	171	(94)	293	46
Other, net	47	(17)	(8)	(37)
Total other income (expense), net	351	(44)	685	95

Income before income taxes	16,823	13,004	29,755	24,940
Income tax expense	5,392	4,302	9,639	8,025

Net income	$ 11,431	$ 8,702	$ 20,116	$ 16,915

Basic earnings per share	$ 1.80	$ 1.41	$ 3.16	$ 2.75

Diluted earnings per share	$ 1.78	$ 1.38	$ 3.13	$ 2.70

Weighted average shares outstanding - Basic	6,363,146	6,166,290	6,357,678	6,142,197
Weighted average shares outstanding - Diluted	6,430,390	6,297,254	6,419,780	6,265,181